PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is dated for reference the day of August, 2010.

BETWEEN:

GRANDVIEW GOLD INC., a company incorporated under the laws of the Province of Ontario and having its registered office at 330 Bay Street, Suite 820, Toronto, Ontario M5H 2S8,

(“Grandview”),

- and -

CENTERPOINT RESOURCES INC., a company incorporated under the laws of the Province of British Columbia and having its registered and records office at 2600 – 595 Burrard Street, Vancouver, British Columbia V7X 1L3,

(the “Purchaser”).

WHEREAS:

A.	Grandview owns a 100% undivided interest in the Mineral Properties (as defined below); and

B.	Grandview has agreed to sell, and the Purchaser has agreed to purchase, the Mineral Properties (as defined below) on the terms and subject to the conditions contained in this Agreement.

                                       NOW, THEREFORE, in consideration of the premises and mutual agreements in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.	INTERPRETATION

1.1                                  Definitions. In this Agreement, the following terms shall have the following meanings respectively:

(a)

“Business Day” means any day other than a Saturday, a Sunday or statutory holiday on which Canadian chartered banks are open for business in Vancouver, British Columbia, Toronto Ontario and Winnipeg, Manitoba;

(b)	“Closing” means the completion of the purchase and sale of the Mineral Properties contemplated in this Agreement;

(c)

“Closing Date” means the date that is five Business Days following the date of satisfaction or waiver of the conditions precedent set out in Article 5 but in any event not later than August 31, 2010, or before or such earlier or later date as may be agreed upon in writing by the parties;

(d)

“Data” means all maps, reports, surveys, assays, drill core samples, other results of surveys and drilling, all governmental permits and authorizations and copies of all correspondence in connection therewith, and other materials in the possession of Grandview relating to exploration, development and exploitation activities on the Mineral Properties;

(e)	“Direct Claim” has the meaning assigned to it in Section 8.4;

(f)	“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement or other security interest;

(g)

“Environmental Activity” means any past, present or future activity, event or circumstance in respect of a Hazardous Substance, including, without limitation, the storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation thereof, or the release, escape, leaching, dispersal or migration thereof into the natural environment, including the movement through or in the air, soil, surface water or groundwater;

(h)

“Environmental Laws” means any and all federal, provincial and local laws, statutes, regulations, ordinances, bylaws, orders, permits, licences and approvals presently in effect or subsequently enacted that regulate or provide liabilities or obligations in relation to mining, mine development and mineral exploration and exploitation or the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Hazardous Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property in relation to the foregoing or otherwise in relation to protection of the life, health or safety of persons, or to the protection and preservation of the environment, including but not limited to air, soil, surface water, ground water, wildlife or personal or real property;

(i)	“First Nation Entity” means any band or council of the band as those terms are defined in the Indian Act (Canada) R.S. 1985, c. 1-5 as amended or any affiliate thereof;

(j)

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental entity, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department or agency, or any political or other subdivision, department or branch of any of the foregoing;

(k)	“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority;

(l)	“Indemnified Party” has the meaning assigned to it in Section 8.4;

(m)	“Indemnifying Party” and “Indemnifying Parties” have the meaning assigned to such terms in Section 8.4;

(n)

“Mineral Properties” means the entire direct and indirect right, title and interest in and to those mineral or other claims described in Schedule A together with any surface rights, mineral rights and permits associated with working, developing and operating such mineral or other claims, and shall include any renewals thereof and any other form of successor or substitute title thereto and shall include, where the context implies, the lands and premises subject thereto;

(o)	“Net Smelter Return” means:

(i)

where all or a portion of the ores, concentrates or bullion derived from the Mineral Properties are sold as ores, concentrates or bullion, the Net Smelter Return shall be the gross amount received by the Purchaser following sale thereof after deduction, if applicable under the sale contract, of all smelter charges, penalties and other deductions and related expenses, and after deducting all costs of transporting and insuring the ores or concentrates from the mine to the smelter or other place of final delivery by the Purchaser; or

(ii)

where all or a portion of the said ores, concentrates or bullion derived from the Mineral Properties are treated in a smelter and a portion of the metals recovered therefrom are delivered to, and sold by the Purchaser, the Net Smelter Return shall be the gross amount received by the Purchaser following sale of the metals so delivered, after deduction of all smelter charges, penalties and other deductions and related expenses, and after deducting all costs of transporting and insuring the ores or concentrates from the mine to the smelter, and, if applicable under the smelter contract, all costs of transporting and insuring the metals from the smelter to the place of final delivery by the Purchaser.

Where any ores, concentrates or bullion are sold to, or treated in, a smelter owned or controlled by the Purchaser, the pricing for that sale or treatment shall be established by the Purchaser on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality;

(p)	“Notice of Claim” has the meaning assigned to it in Section 8.4;

(q)	“Notices” has the meaning assigned to it in Section 10.4;

(r)

“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-share company, trust, unincorporated organization or government or any agency or political subdivision thereof;

(s)

“Taxes” means all taxes, including, without limitation, value added, sales and use, goods and services, excise, stamp, documentary, customs, payroll, personal, property, real property, interest equalisation, business, turnover, income, corporation, capital, profits, gains, gross receipts, or other taxes, fees, withholdings, imposts levies, duties or other charges of any nature whatsoever; and

(t)	“Third Party Claim” has the meaning assigned to it in Section 8.4.

1.2                                  Gender, Number and Other Terms. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders, “or” is not exclusive and “including” is not limiting, whether or not non-limiting language (such as “without limitation”) is used with reference thereto.

1.3                                  Headings. The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4                                  Statutes. Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.5                                  No Contra Proferentum. The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties to this Agreement.

1.6                                  Currency. Except where otherwise expressly provided, all monetary amounts in this Agreement are stated and shall be paid in Canadian dollars.

1.7                                  Schedules. The following schedule is attached to and form part of this Agreement:

                                       Schedule A - Mineral Properties - Packsak, Clappelou

2.	PURCHASE AND SALE

2.1                                  Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Grandview agrees to sell, assign and transfer all of its right, title and interest in and to the Mineral Properties to the Purchaser on the Closing Date, and the Purchaser agrees to purchase the Mineral Properties from Grandview, free and clear of all Encumbrances and adverse interests except as otherwise expressly provided in this Agreement.

2.2                                  Purchase Price and Consideration. The purchase price and consideration for the Mineral Properties, exclusive of applicable sales or transfer taxes, if any, is an initial payment of $1,000 and a right to a royalty equal to one percent (1.0%) of Net Smelter Returns. Such Net Smelter Return royalty is payable to Grandview in accordance with Section 3. Notice of the Net Smelter Return shall be registered against title to the Mineral Properties.

2.3                                  No Assumption of Indebtedness. It is expressly agreed that the Purchaser shall not assume any indebtedness, liability or obligation of any kind of Grandview, except as otherwise expressly provided in this Agreement.

3.	RIGHT TO RECEIVE NET SMELTER RETURN

3.1                                  Upon commencement of commercial production for mineral ores by the Purchaser on the Mineral Properties, the Purchaser shall calculate the Net Smelter Return and the sums to be disbursed to Grandview as at the end of each calendar quarter.

3.2                                  The Purchaser shall, within 60 days of the end of each calendar quarter, as and when any Net Smelter Return are available for distribution:

(a)	pay or cause to be paid to Grandview that percentage of the Net Smelter Return to which Grandview is entitled under this Agreement, as set forth in Section 2.2;

(b)	deliver to Grandview a statement indicating:

	(i)	the gross amounts received from the purchaser contemplated in the definition of “Net Smelter Return”;

	(ii)	the deductions therefrom in accordance the definition of “Net Smelter Return”;

	(iii)	the amount of Net Smelter Return remaining; and

	(iv)	the amount of those Net Smelter Return to which Grandview is entitled,

supported by such reasonable information as to the tonnage and grade of ores, concentrates or bullion shipped as will enable Grandview to verify the gross amount payable by the smelter or other purchaser.

3.3                                  Notwithstanding anything to the contrary in this Agreement, Grandview acknowledges that there is no commitment, representation or other obligation on the part of the Purchaser to engage in commercial production activities relating to the extraction of ores, concentrates or bullion on the Mineral Properties.

4.	ADJUSTMENTS AND VERIFICATION

4.1                                  Payment of any Net Smelter Return by the Purchaser shall not prejudice the right of the Purchaser to adjust any statement supporting the payment, provided, however, that all statements presented to Grandview by the Purchaser for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period the Purchaser gives written notice to Grandview claiming an adjustment to the statement which shall be reflected in a subsequent payment of Net Smelter Return.

4.2                                  The Purchaser shall not adjust any statement in favour of itself after the expiration of 12 months following the end of the quarter to which the statement relates.

4.3                                  Grandview shall, upon 30 days’ written notice in advance to the Purchaser, have the right to request that the Purchaser have its independent external auditors provide their audit certificate for the statement or adjusted statement, as it may relate to this Agreement and the calculation of Net Smelter Return.

4.4                                  The cost of the audit certificate shall be solely for Grandview’s account unless the audit certificate discloses material error in the calculation of Net Smelter Return, in which case the Purchaser shall reimburse Grandview the cost of the audit certificate. Without limiting the generality of the foregoing, a discrepancy of one percent or more in the calculation of Net Smelter Return shall be deemed to be material.

5.	CONDITIONS OF CLOSING

5.1                                  Conditions of Closing: Purchaser. The obligation of the Purchaser to complete the purchase of the Mineral Properties contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a)

Due Diligence. The Purchaser shall be satisfied with the results of its ongoing due diligence work concerning Grandview and the Mineral Properties, including, without limitation, its review of Grandview’ business, operations and affairs, the Mineral Properties and title thereto and the facilities and contractual agreements associated with the Mineral Properties and financial forecasts associated with production from the Mineral Properties;

(b)

Legal Documentation. The Purchaser and its legal counsel shall be satisfied with the legal documentation related to the purchase and sale contemplated by this Agreement, including, without limitation, the content of the representations and warranties and the Schedules to this Agreement;

(c)

Representations and Warranties. The representations and warranties of Grandview contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date and the Purchaser shall have received a certificate signed by a senior officer of Grandview to the effect that the matters represented and warranted by Grandview in this Agreement are true and correct as of the Closing Date with the same force and effect as if made on the Closing Date;

(d)

Corporate Authorizations and Consents. The directors of Grandview shall have approved of the sale of the Mineral Properties contemplated by this Agreement and the other transactions contemplated by this Agreement, including, without limitation, the consent to any services agreement which may be entered into between the Purchaser and Grandview for the provision of the services of one or more of Grandview’ directors or senior officers;

(e)

Delivery of Documents. All documents necessary or, in the view of counsel to the Purchaser, appropriate, to complete the transfer of legal and beneficial ownership in and to the Mineral Properties shall have been delivered at the Closing;

(f)

Consents. All consents and waivers to be obtained by Grandview from all third parties, including, without limitation, from First Nations, that are necessary to complete the transfer or assignment of the Mineral Properties to the Purchaser, without causing other liabilities or claims by third parties, shall have been obtained;

(g)

Covenants. All of the covenants and agreements of Grandview to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed and the Purchaser shall have received a certificate signed by a senior officer of Grandview to the effect that the covenants and agreements of Grandview to be performed on or before the Closing Date pursuant to this Agreement have been duly performed;

(h)

Opinion. The Purchaser shall have received an opinion of counsel to Grandview, in form and substance satisfactory to the Purchaser and its counsel, acting reasonably, with respect to all such matters as counsel to the Purchaser may reasonably request relating to:

	(i)	the corporate status of Grandview; and

(ii)

the due authorization, execution and delivery of this Agreement and the enforceability of all such documents in accordance with their terms, subject to qualifications relating to bankruptcy or insolvency laws affecting creditors’ rights generally and the availability of discretionary equitable remedies.

(i)

Required Work or Payment in Lieu. Grandview shall have performed all required work that is required in respect of the claims comprising the Mineral Properties or shall have paid the dollar value of the unperformed required work to the recorder and shall have filed all reports in relation to the required work, all in accordance with The Mines and Minerals Act (Manitoba) and shall have received or shall be entitled to receive from the recorder a certificate of acceptance in connection with the required work or payments; and

(j)	Discharges and Disclaimers. Purchaser shall have obtained at its own effort and expense, in a form acceptable to Grandview and the Purchaser, both acting reasonably:

(i)

an irrevocable disclaimer from Augusta Gold Mines Ltd. pursuant to which Augusta Gold Mines Ltd. shall disclaim any and all of its interest in and to an Agreement (Operating) between Augusta Gold Mines Ltd. and Reco Gold Mining Co. Ltd. registered September 18, 1984 under document number 15326 in the Manitoba Mining Recorder’s Office with respect to the Packsak Crown Grant / Mineral Lease ML-026.

Grandview shall cooperate with the Purchaser to obtain appropriate and, when filed with the Manitoba Mining Recorder’s Office effective amendments to or discharges of interests, as the case may be, with respect to the interests described in this Section 5.1(j).

Grandview shall exercise its commercially best efforts to complete all requirements to close the transaction contemplated by this Agreement. In the event that any of the foregoing conditions are not performed or fulfilled by Grandview, or waived by the Purchaser at or before the Closing Date, the Purchaser may terminate this Agreement, in which event the Purchaser will be released from all obligations under this Agreement, and Grandview will also be so released unless Grandview was reasonably capable of causing such condition or conditions to be fulfilled or unless Grandview has breached any of its covenants or obligations in or under this Agreement. The foregoing conditions are for the benefit of the Purchaser only and accordingly the Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

6.	CLOSING TRANSACTIONS

6.1                                  Time and Place. The Closing shall take place at the offices of Thompson Dorfman Sweatman LLP, 2200 – 201 Portage Avenue, Winnipeg, Manitoba at 11:00 a.m. (Manitoba time) on the Closing Date, or at such other time on the Closing Date as the parties may agree.

6.2                                  Grandview Closing Documents. At the Closing, Grandview shall deliver or cause to be delivered the following to the Purchaser:

(a)	all Data;

(b)	the certificate referred to at Section 5.1(c);

(c)	the certificate referred to at Section 5.1(h);

(d)

a certified copy of resolutions of the directors of Grandview approving the sale of the Mineral Properties and other transactions as contemplated by this Agreement and the execution, delivery and performance of this Agreement;

(e)	a Certificate of Status of recent date issued by the Ontario Ministry of Government Services;

(f)	a Certificate of Status of recent date issued by the Manitoba Companies Office;

(g)

all deeds, bills of sale, conveyances, transfers, assignments, instruments and other documents which are necessary to assign, quit claims, sell and transfer the Mineral Properties to the Purchaser as contemplated by this Agreement in such form and content as the Purchaser may reasonably require, including, without limitation, written consent of Her Majesty the Queen in Right of the Province of Manitoba, represented by the Minister of Energy and Mines with respect to the assignment of Mineral Lease ML-026 to the Purchaser by Grandview on conditions acceptable to Grandview, acting reasonably;

(h)	the certificate of acceptance in connection with the required work or payments referred to at Section 5.1(i); and

(i)	all other documents as the Purchaser may request pursuant to the terms and conditions contained in this Agreement.

6.3                                  The Purchaser’s Closing Documents. At the Closing, the Purchaser will deliver to Grandview a cheque, solicitor’s trust cheque or bank draft made payable to Grandview Gold Inc. in the amount of $1,000.

6.4                                  Concurrent Delivery. It shall be a condition of the Closing that all matters of execution and delivery of documents by each party to the other pursuant to the terms hereof shall be concurrent requirements and that nothing shall be complete at the Closing until everything required as to be executed and delivered at the Closing has been executed and delivered.

6.5                                  Payment of Taxes on Sale and Transfer. The Purchaser shall be responsible for and shall pay when due any and all value added, sales and use, goods and services, excise, stamp, documentary, customs and property transfer taxes, or other fees, imposts, levies, duties, registration fees or other charges of any nature whatsoever or whensoever payable in respect of the sale and transfer of the Mineral Properties to the Purchaser, but not including income taxes or taxes on capital gains.

7.	REPRESENTATIONS AND WARRANTIES AND ACKNOWLEDGEMENTS

7.1                                  Representations and Warranties of Grandview. Grandview hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying upon such representations and warranties that:

(a)

Organization, Good Standing and Qualification. Grandview is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority required to enter into this Agreement and consummate the transactions contemplated hereby, to own or lease its property and assets and to carry on business as currently conducted.

(b)

Due Authorization. All corporate action on the part of Grandview, including, without limitation, all approvals necessary for the authorization, execution and delivery of, and the performance of all obligations of Grandview under, this Agreement has been taken, and this Agreement constitutes valid and legally binding obligations of Grandview, enforceable against Grandview in accordance with its terms.

(c)

Governmental Consents. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with any Governmental Authority on the part of Grandview is required in connection with the consummation of the transactions contemplated by this Agreement, it being acknowledged that the Purchaser shall be responsible for registering the transfer of title to Mineral Properties and providing any required notices of transfer.

(d)

Non-Contravention. The execution and delivery of this Agreement and the performance of the terms hereof by Grandview will not conflict with rights of third parties or result in a breach of or default under any agreement or other instrument of obligation to which Grandview is a party and will not contravene or conflict with the constating documents of Grandview and will not constitute a violation of any provision of any law applicable to Grandview.

(e)	Resident. Grandview is not a “non-resident” of Canada within the meaning of the

Income Tax Act (Canada).

(f)	Mineral Properties.

(i)

The Mineral Properties are held by Grandview under valid, subsisting and enforceable documents or recognized and enforceable agreements or instruments that are sufficient to permit the Purchaser to conduct exploration, development and exploitation activities thereon, subject to applicable permitting requirements;

(ii) All Mineral Properties have, to Grandview’s best knowledge, been validly located, staked and recorded in accordance with all applicable laws and are valid and subsisting; and

(iii)

The Mineral Properties are in good standing with respect to all filings, fees, rents, Taxes, assessments, work commitments and other similar matters required with respect thereto, and there are no adverse claims or challenges outstanding or, to Grandview’ knowledge, threatened against Grandview’ right, title and interest in and to the Mineral Properties;

At Closing, Grandview shall have performed all required work that is required in respect of the claims comprising the Mineral Properties or shall have paid the dollar value of the unperformed required work to the recorder and shall have filed all required reports in relation to the required work, all in accordance with The Mines and Minerals Act (Manitoba) for the period ended December 31, 2010, and required to renew the claims for the period ending December 31, 2010.

(g)

Compliance with Laws, Licenses and Permits. Grandview has conducted and is conducting its business in compliance in all respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business and possesses all approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate federal, provincial, municipal or other regulatory agency or body necessary to carry on the business currently carried on by it, is in compliance in all respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licences and with all laws, regulations, tariffs, rules, orders and directives material to the operations thereof, and Grandview has not received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or license.

(h)

First Nations. To the best knowledge of Grandview, the Mineral Properties are not subject to any claims, rights or interest, and do not encroach or adjoin any lands or territory, of any First Nation Entity. The proposed transfer of the Mineral Properties and all activities contemplated under this Agreement to be conducted in connection with the Mineral Properties, including, without limitation, exploration, development and exploitation activities, do not obligate any Government Authority to consult with, and accommodate the aboriginal interests of, any First Nation Entity.

(i)

No Defaults. Grandview is not, to its knowledge, in default of any material term, covenant or condition under or in respect of any judgment, order, agreement or instrument relating to the Mineral Properties to which it or any of the Mineral Properties thereof are or may be subject and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which Grandview is a party or by which it is otherwise bound relating to the Mineral Properties.

(j)	Environmental Compliance.

	(i)	All operations carried out to date by Grandview on any of the Mineral Properties comply in all material respects with all applicable Environmental Laws;

(ii)

Grandview does not have any knowledge of, and has not received any notice of, any claim, judicial or administrative proceeding, pending or threatened against, or which may affect, the Mineral Properties or operations thereof, relating to, or alleging any violation of any Environmental Laws, Grandview is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and neither Grandview nor any of the Mineral Properties or operations thereof are the subject of any investigation, evaluation, audit or review by any Governmental Authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any Hazardous Substance into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority;

	(iii)	Grandview has not given or filed any notice under any federal, provincial or local law with respect to any Environmental Activity, Grandview does not have any liability (whether contingent or otherwise) in connection with any Environmental Activity and Grandview is not aware of any notice being given under any federal, provincial or local law or of any liability (whether contingent or otherwise) with respect to any Environmental Activity, relating in each case to or affecting the Mineral Properties or operations thereof;

	(iv)	Grandview does not store any Hazardous Substance on the Mineral Properties and has not disposed of any Hazardous Substance, in each case in a manner contrary to any Environmental Laws, and to Grandview’s best knowledge, there are no Hazardous Substances on any of the Mineral Properties other than in compliance with Environmental Laws; and

	(v)	Grandview is not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment on the Mineral Properties comprising the Mineral Properties or non-compliance with Environmental Law except for such obligations or liabilities as exist under outstanding permits issued in connection with the Mineral Properties.

(k)	Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to Grandview’s best knowledge, currently threatened against Grandview, or any of its respective activities, properties or assets, or any officer, director or employee of Grandview that seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(l)	Bankruptcy. Grandview is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Closing, is able to pay its debts as they become due in the ordinary course of business, and the entering into of the other transactions contemplated by this Agreement and the performing of its obligations under the other transactions contemplated by this Agreement will not render Grandview insolvent or unable to pay its debts as they become due.

(m)	No Proceedings. No act or proceeding has been taken or authorized by or against Grandview by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of Grandview or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, Grandview and no such proceedings have been threatened by any other Person. There is no legal proceeding in progress, pending, or threatened against or affecting Grandview or affecting the title of Grandview to any of the Mineral Properties at law or in equity. There are no grounds on which any such legal proceeding might be commenced and there is no order outstanding against or affecting Grandview which, in any such case, affects adversely or might affect adversely the ability of Grandview to enter into this Agreement or to perform its obligations hereunder.

(n)

Material Information. Grandview has provided to the Purchaser all material information relating to the Mineral Properties in its control or possession or to its best knowledge existing on the date hereof. None of the foregoing representations and warranties and no document furnished by or on behalf of Grandview to the Purchaser in connection with the negotiation of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Mineral Properties seeking full information as to the all of the Mineral Properties. There are no facts not disclosed in this Agreement which, if learned by the Purchaser, might reasonably be expected to materially diminish the Purchaser’s evaluation of the value of the Mineral Properties or which, if learned by the Purchaser, might reasonably be expected to deter the Purchaser from completing the transactions contemplated by this Agreement on the terms of this Agreement.

7.2                                  Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to Grandview, and acknowledges that Grandview is relying upon such representations and warranties that:

(a)

Organization, Good Standing and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Manitoba and has all requisite corporate power and authority required to enter into this Agreement and consummate the transactions contemplated by this Agreement, to own or lease its property and assets and to carry on its business as currently conducted.

(b)

Due Authorization. All corporate action on the part of the Purchaser necessary for the authorization, execution and delivery of, and for the performance of all obligations of the Purchaser under, this Agreement has been taken, and this Agreement constitutes valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to qualifications relating to bankruptcy or insolvency laws affecting creditors’ rights generally and the availability of discretionary equitable remedies.

8.	SURVIVAL OF TERMS AND RECOURSE

8.1                                  Survival. The representations, warranties and covenants of Grandview and the Purchaser respectively contained in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement shall survive the Closing and the completion of the transactions contemplated hereby for a period of two (2) years from the Closing Date.

8.2                                  Indemnification by Grandview. Grandview shall indemnify and save the Purchaser harmless from and against all losses, costs, damages, expenses and liabilities suffered or incurred by the Purchaser by reason of a breach of any material representation, warranty, covenant or obligation of Grandview in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement.

8.3                                  Indemnification by the Purchaser. The Purchaser shall indemnify and save Grandview harmless from and against all losses, costs, damages, expenses and liabilities suffered or incurred by Grandview by reason of a breach of any representation, warranty, covenant or obligation of the Purchaser in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement.

8.4                                  Notice of Claim. If any party (an “Indemnified Party”) becomes aware of any act, omission or state of facts that may give rise to a right of indemnification as provided for under this Article 8, the Indemnified Party shall promptly give written notice thereof (a “Notice of Claim”) to the person or persons who have the obligation to indemnify pursuant to this Agreement (the “Indemnifying Party” or “Indemnifying Parties” as the case may be). Such notice shall specify whether the potential damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential damages do not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

(b)	the amount of the potential damages arising therefrom, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of a particular claim in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 8 shall be reduced to the extent that damages are incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

8.5                                  Third Party Claim. In the case of a Third Party Claim, the provisions in the following paragraphs of this Section 8.5 apply.

(a)

The Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party, unless the Indemnifying Party:

	(i)	irrevocably acknowledges in writing complete responsibility for, and agrees to indemnify the Indemnified Party in respect of, the Third Party Claim; and

	(ii)	furnishes evidence to the Indemnified Party which is satisfactory to the Indemnified Party, acting reasonably, of its financial ability to indemnify the Indemnified Party,

in which case the Indemnifying Party may assume such control at its expense through counsel of its choice.

(b)

If the Indemnifying Party elects to assume control as contemplated in Section 8.5(a), the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.

(c)

If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(d)

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

9.	COVENANTS OF GRANDVIEW

9.1                                  Regulatory Matters. Grandview covenants and agrees that it shall use its commercial best efforts to:

(a)	obtain all party consents; waivers, disclaimers and discharges required to be obtained by Grandview to be able to transfer and assign the Mineral Properties to the Purchaser on Closing;

(b)	assist the Purchaser with obtaining all regulatory approvals by providing the Purchaser with a report on land tenure and status in respect of the properties comprising the Mineral Properties; and

(c)

comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out above and to close the sale of the Mineral Properties and related transactions as soon as practicable and in any event no later than August 31, 2010.

9.2                                  Non-solicitation. Grandview covenants and agree that, from the date hereof until Closing, it shall not, directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, or entertain or enter into negotiations with any person (other than Centerpoint Resources, Inc. (the parent company of the Purchaser)) with respect to the purchase or sale of an interest in and to all or any portion of the Mineral Properties.

9.3                                  Encumbrances. Grandview shall not in any manner whatsoever encumber its interest in and to the Mineral Properties, this Agreement and the Net Smelter Return royalty; for the avoidance of doubt, Grandview’s interest in and to the Mineral Properties, this Agreement and the Net Smelter Return royalty shall remain free and clear of all Encumbrances.

9.4                                  Title Relations. When requested by the Purchaser and at the Purchaser’s cost, Grandview shall provide all reasonable assistance with respect to title to the Mineral Properties in dealings with Governmental Authorities and any First Nation Entity.

9.5                                  Transfer of Permits. Grandview will transfer all exploration, development, exploitation and all other permits, including, without limitation, any bulk sampling permits and advanced exploration permits, relating to the Mineral Properties that are held by it to the Purchaser as soon as possible following Closing, subject to the prior receipt of all required governmental approvals. To the extent that any such permit is not transferable and the Purchaser has not obtained a replacement permit its own name by the Closing Date, Grandview shall continue to hold any such permit in escrow, for an on behalf of the Purchaser, until such time as the Purchaser, acting reasonably, has obtained the replacement permit.

10.	GENERAL

10.1                                Development of the Mineral Properties. It is acknowledged and agreed that, notwithstanding any other provision of this Agreement, the Purchaser shall not be required to commence to explore, develop or exploit the Mineral Properties in any manner whatsoever and that, should the Purchaser commence to explore, develop or exploit the Mineral Properties, nothing in this Agreement shall require that the Purchaser continue such activities. For the avoidance of doubt, the decision to commence to explore, develop or exploit the Mineral Properties or to continue to explore, develop or exploit the Mineral Properties is in the sole and absolute discretion of the Purchaser.

10.2                                Right to Sell or Assign. Grandview shall not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

10.3                                Notices. All notices, payments and other required communications (“Notices”) to one party by the other shall be in writing and shall be addressed respectively as follows:

if to Grandview:

Grandview Gold Inc.
Suite 820, 330 Bay Street
Toronto ON M5H 2S8

Fax: 416-486-9577
Attention: President

if to the Purchaser:

Centerpoint Resources, Inc.
c/o 2900 - 650 West Georgia Street
Vancouver BC V6B 4N8

Fax: 604-681-8861
Attention: J. Austin, President

All Notices shall be given (1) by personal delivery to the addressee, or (2) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (3) by registered or certified mail or commercial carrier return receipt requested. All Notices shall be effective and shall be deemed delivered (1) if by personal delivery on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery, (2) if by electronic communication on the next business day following sending of the electronic communication provided that confirmation is sent before on or before that next business day, and (3) if solely by mail or commercial carrier on the next business day after delivery. A party may change its address by Notice to the other party.

10.4                                Brokerage Fees and Commissions. Each party represents and warrants to the other party that the other party will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that party.

10.5                                Time. Time is of the essence of this Agreement.

10.6                                Waiver. The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit that party’s right thereafter to enforce any provision or exercise any right.

10.7                                Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the parties.

10.8                                Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

10.9                                Expenses. The parties agree that, other than as provided herein, following Closing, Purchaser will reimburse Grandview for its reasonable legal costs in completing the transaction contemplated by this Agreement.

10.10                              Good Faith. The parties agree to perform or cause to be performed all such acts and deeds as may be required to give full force and effect to the terms and provisions set out herein and to cooperate with each other and each other’s counsel and other professional advisors in the preparation, execution and delivery of any and all documents or instruments necessary to give full force and effect to the terms and provisions set out herein and in any other documents required to give effect hereto.

10.11                              Further Assurances. The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may reasonably require of the other in order that the full intent and meaning of this Agreement is carried out.

10.12                              Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

10.13                              Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.14                              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein.

10.15                              Registration. The parties acknowledge and agree that this Agreement will be registered in the Mines and Minerals Branch of the Province of Manitoba to evidence the royalty obligations of the Purchaser to Grandview.

10.16                              Attornment. Each party agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Manitoba, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Manitoba court; (ii) that it irrevocably waives any right to, and will not, oppose any such Manitoba action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it, in any other jurisdiction of any judgment or order duly obtained from an Manitoba court as contemplated by this Section 10.16. Each of Grandview and the Purchaser irrevocably appoints the following Persons as its agent to receive on its behalf service of summons and any other legal process which may be served in any action, suit or proceeding:

For the Purchaser:

Thompson Dorfman Sweatman LLP
2200-201 Portage Avenue
Winnipeg MB R3B 3L3

Fax: 204-934-0597
Attention: John D. Stefaniuk

with a copy to:

Centerpoint Resources, Inc.
c/o 2900 - 650 West Georgia Street
Vancouver BC V6B 4N8

Fax: 604-681-8861
Attention: J. Austin, President

For Grandview:

Pitblado LLP
2500 - 360 Main Street
Winnipeg MB R3C 3Z3

Fax: 204-957-0227
Attention: Thomas Turner

with a copy to:

Grandview Gold Inc.
Suite 820, 330 Bay Street
Toronto ON M5H 2S8

Fax: 416-486-9577
Attention: President

Such service may be made by mailing or delivering a copy of such process to the applicable party in care of its agent at the address given in this Section 10.16 and each of the parties hereby irrevocably authorizes and directs the respective agents to accept such service on their behalf. If and to the extent that such service and any summons or other legal process cannot for any reason be effected upon the applicable agent as in this Agreement provided, each of the Parties further irrevocably consents to the service of any and all legal process in any such action, suit or proceeding by the mailing of copies of such process in the manner specified in Section 10.4. Nothing in this Section 10.16 shall affect the rights of the parties to serve legal process in any other manner permitted by applicable law.

10.17                              Arbitration. Notwithstanding Section 10.16, all disputes between the parties in respect of the payment of the Net Smelter Return royalty shall be referred to a single arbitrator under The Arbitration Act (Manitoba), whose decisions shall be final and binding on the parties. The arbitrator shall be appointed by agreement between the parties, or in default of agreement, the arbitrator shall be appointed by a judge of the Manitoba Court of Queen’s Bench, upon the application of any party to this Agreement. The arbitration shall be conducted in the City of Winnipeg, at a location and according to a procedure to be agreed by the parties, or in default of agreement, determined by the arbitrator. Payment of the costs of the arbitration shall be determined by the arbitrator.

10.18                              Counterparts. This Agreement may be executed in any number of counterparts and, following execution and delivery of such a counterpart by each of the parties hereto, each of such counterparts will constitute an original executed copy hereof and all of such counterparts, taken together, will constitute one and the same document. This Agreement may be delivered by electronic delivery of a copy of a signed original.

                                       IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

CENTERPOINT RESOURCES INC.	GRANDVIEW GOLD INC.

By:	By:
Title:	Title:

SCHEDULE A

Mineral Properties

Claim Name	Claim/Lease/Title Number
Packsak	ML-026
Clappelou Patent Claim	Title No. 2101105